Exhibit 4.31

AMENDMENT TO AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), dated as of August 19, 2014, is made by and between Gerry Wang (the “Executive”) and Seaspan Corporation (the “Company”, together with the Executive, the “Parties”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in that certain Amended and Restated Executive Employment Agreement, dated as of December 7, 2012, by and between the Parties (the “Agreement”).

RECITALS

WHEREAS, pursuant to Section 10.6 of the Agreement, no modification, amendment or waiver of any provision of, or consent required by, the Agreement, nor any consent to any departure therefrom, will be effective unless it is in writing and signed by the Parties; and

WHEREAS, the Parties desire to amend the Agreement to extend the term of employment of the Executive by extending the outside date of the ROFR Period from March 31, 2015 to March 31, 2016.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Amendments.

(a) The definition of “Right of First Refusal Agreement” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, dated as of March 14, 2011, by and among the Company, GC Intermodal and Washington, as the same may be amended from time to time.”

(b) The definition of “ROFR Period” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““ROFR Period” means the period beginning on the date of this Agreement and ending on the earlier of (a) March 31, 2016 and (b) the date on which the Right of First Refusal Agreement is terminated pursuant to Section 5 thereof.”

(c) Section 4.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“4.2 Performance Bonus.

(a)	Each year during the Term the Executive shall be entitled to receive an annual performance bonus (the “Performance Bonus”) with a target amount of US$1.2 million based upon the attainment of performance objectives (the “Performance Objectives”) for such year to be mutually agreed upon by the Executive and the Company in good faith (i) by March 31, 2013, 2014 and 2015 with respect to the years ending December 31, 2013, 2014 and 2015, respectively, and (iii) by December 31, 2015 with respect to the quarter ending March 31, 2016. The Board (or an applicable committee thereof) shall determine attainment of the Performance Objectives and the amount of the payment Executive shall receive with respect to the Performance Bonus for a given year (or portion thereof) in its sole discretion. The amount of the Performance Bonus for the quarter ending March 31, 2016 shall be pro rated to a target amount of US$300,000.

(b)	Fifty percent (50%) of any Performance Bonus shall be paid in cash (the “Performance Cash”) and the remaining fifty percent (50%) shall be paid in fully vested shares of Common Stock (the “Performance Shares”), with the number of shares based upon the SC Trading Average as of December 31st of the applicable year (or as of March 31, 2016, with respect to the quarter then ending). The Performance Cash will be paid in a lump sum, and the Performance Shares shall be issued and delivered promptly following determination of the amount of the Performance Bonus by the Board (or an applicable committee thereof) but in no event later than March 31st of the year following the year it was earned (or June 30, 2016, with respect to the quarter ending March 31, 2016).

(c)	Subject to Section 5, the Executive must remain continuously employed by the Company and its Affiliates on December 31st of each applicable performance year to receive a Performance Bonus; provided, however, that such employment must continue through March 31, 2016 with respect to the Performance Bonus relating to the quarter then ending.”

(d) All references to the “Agreement,” “herein,” “hereunder” or words of similar import in the Agreement shall be deemed to include the Agreement as amended by this Amendment.

Section 2. Full Force and Effect. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. Except as amended by this Amendment, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, and the Parties hereby ratify and confirm the Agreement in all respects, as amended hereby.

Section 3. Governing Law; Jurisdiction. This Amendment and its application and interpretation will be governed exclusively by the laws of Hong Kong.

Section 4. Entire Agreement. This Amendment and the Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior or contemporaneous understandings and written or oral agreements among them pertaining thereto.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument. This Amendment may be executed and delivered by facsimile or as a .pdf file attached to electronic mail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

SEASPAN CORPORATION

By:	/s/ Mark Chu
	Name:	Mark Chu
	Title:	General Counsel

[Signature Page to Amendment to Amended and Restated Executive Employment Agreement]

GERRY WANG

/s/ Gerry Wang

[Signature Page to Amendment to Amended and Restated Executive Employment Agreement]